Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE CORPORATION COMMISSION

BUREAU OF FINANCIAL INSTITUTIONS

RICHMOND, VIRGINIA

Written Agreement by and among

COMMONWEALTH BANKSHARES, INC. Norfolk, Virginia	Docket Nos.10-109 -WA/RB-HC 10-109 -WA/RB-SM

BANK OF THE COMMONWEALTH
Norfolk, Virginia

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia

and

STATE CORPORATION COMMISSION
BUREAU OF FINANCIAL INSTITUTIONS
Richmond, Virginia

WHEREAS, in recognition of their common goal to maintain the financial soundness of Commonwealth Bankshares, Inc., Norfolk, Virginia (“Commonwealth”), a registered bank holding company, and its subsidiary bank, Bank of the Commonwealth, Norfolk, Virginia (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, Commonwealth, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State Corporation Commission Bureau of Financial Institutions (the “Bureau”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on 6/22, 2010, Commonwealth’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Richard J. Tavss to consent to this Agreement on behalf of Commonwealth and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Commonwealth, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Commonwealth, the Bank, the Reserve Bank, and the Bureau agree as follows:

Source of Strength

1. The board of directors of Commonwealth shall take appropriate steps to fully utilize Commonwealth’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)) to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Bank’s federal or state regulator.

Board Oversight

2. Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Bureau a written plan to strengthen the board’s oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s senior management and major operations and activities, including but not limited to, lending, credit risk management, credit administration, capital, earnings, funds management, audit and examination findings;

(b) the establishment of measures to ensure Bank staffs adherence to approved policies, procedures, and applicable laws and regulations;

(c) an assessment of the structure of senior management, the board of directors, including committees, and specific staffing needs;

(d) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank; and

(e) the maintenance of adequate and complete minutes of board of directors meetings that detail board discussions.

Credit Risk Management

3. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

(c) periodic review and revision of risk exposure limits to address changes in market conditions;

(c) timely and accurate identification and quantification of credit risk within the loan portfolio;

(d) enhanced stress testing of loans and portfolio segments;

(e) enhancements to the Bank’s internal loan grading system to ensure timely and accurate risk ratings; and

(f) strategies to minimize credit losses and reduce the level of problem assets.

Lending and Credit Administration

4. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau acceptable enhanced written lending policies and procedures that shall, at a minimum, address, consider, and include:

(a) Underwriting standards regarding the appropriate use of interest reserves and the renewal, extension, and refinancing of loans with interest reserves;

(b) procedures to ensure that current financial information on all borrowers and guarantors is obtained, and contacts with borrowers are documented in credit files;

(c) procedures to ensure that real estate appraisals are consistent with the Interagency Statement on Independent Appraisal and Evaluation Guidelines, dated October 27, 2003 (SR 03-18), and the Interagency Appraisal and Evaluation Guidelines, dated October 27, 1994 (SR 94-55), as well as, with the requirements of Subpart G of Regulation Y of the Board of Governors (12 C.F.R. Part 225, Subpart G) made applicable to state member banks by section 208.50 of Regulation H of the Board of Governors (12 C.F.R. § 208.50), and

(d) enhanced appraisal review procedures to ensure that appraisal deficiencies noted by the reviewer are corrected.

5. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau acceptable written procedures for credit administration that shall, at a minimum, address, consider, and include:

(a) Separation of duties among the lending, credit administration, and loan operations functions;

(b) provision for the retention of sufficient experienced staff to resolve problem credits;

(c) controls to ensure that loan payments are applied according to loan terms; and

(d) standards for placing loans on timely non-accrual status.

Concentrations of Credit

6. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce the risk of concentrations. The plan shall, at a minimum, include:

(a) Procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);

(b) a schedule for reducing and the means by which the Bank will reduce the level of CRE concentrations, and timeframes for achieving the reduced levels; and

(c) enhanced monitoring and reporting of CRE concentrations to management and the board of directors.

Asset Improvement

7. The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank and the Bureau that commenced on October 19, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

8. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1,000,000, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) Within 30 days of the date that any additional loan or other asset in excess of $1,000,000, including OREO, that (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank’s problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank’s position on such loan or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Bureau and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

9. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau.

(b) Within 60 days of this Agreement, the Bank shall review and revise its allowance for loan and lease losses (“ALLL”) methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

10. Within 60 days of this Agreement, Commonwealth and the Bank shall submit to the Reserve Bank and the Bureau an acceptable joint written plan to maintain sufficient capital at Commonwealth on a consolidated basis and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) Commonwealth’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c) the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;

(d) the source and timing of additional funds to fulfill Commonwealth’s and the Bank’s future capital requirements; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Commonwealth serve as a source of strength to the Bank.

11. Commonwealth and the Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any calendar quarter in which any of Commonwealth’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, the Commonwealth and the Bank shall submit an acceptable written plan that details the steps Commonwealth or the Bank, as appropriate, will take to increase Commonwealth’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Liquidity and Funds Management

12. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable enhanced written plan designed to improve management of the Bank’s liquidity position and funds management practices.

Brokered Deposits

13. (a) At all times during the term of this Agreement that the Bank is well capitalized, the Bank shall not accept any new brokered deposits. For purposes of this subparagraph, the term “brokered deposits” is defined as set forth in section 337.6(a) of the regulations of the Federal Deposit Insurance Corporation (“FDIC”) (12 C.F.R. § 337.6(a)) and includes deposits funded by third party agents or nominees for depositors; and the term “new brokered deposits” is defined not to include contractual renewals or rollovers of brokered deposits.

(b) Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan for reducing its reliance on brokered deposits. The plan shall detail the current composition of the Bank’s brokered deposits by maturity and explain the means by which such deposits will be paid at maturity.

14. The Bank shall comply with the provisions of section 29 of the FDI Act (12 U.S.C. § 1831f) and the FDIC’s accompanying regulations at 12 C.F.R. § 337 that are applicable to the Bank. The Bank shall notify the Reserve Bank and the Bureau, in writing, if the Bank requests any waiver of the restrictions imposed by section 29 from the FDIC and shall notify the Reserve Bank of the FDIC’s disposition of any request for such a waiver.

Dividends and Distributions

15. (a) The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Bureau.

(b) Commonwealth shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(c) Commonwealth shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Bureau.

(d) Commonwealth and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(e) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Commonwealth and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323) and Section 6.1-56 of the Code of Virginia.

Debt and Stock Redemption

16. (a) Commonwealth and its nonbank subsidiary, shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Bureau. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Commonwealth shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Bureau.

Compliance with Laws and Regulations

17. (a) The Bank shall immediately take all necessary steps to correct all violations of law and regulation cited in the Report of Examination. In addition, the board of directors of the Bank shall take the necessary steps to ensure the Bank’s future compliance with all applicable laws and regulations.

(b) Within 60 days of this Agreement, the Bank shall submit acceptable policies and procedures to ensure compliance with section 106 of the Bank Holding Company Act Amendments of 1970 (12 U.S.C. § 1972) including, but not limited to, policies and procedures that prevent the Bank from requiring that loan customers of the Bank utilize real estate title insurance services provided by affiliates of the Bank.

(c) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Commonwealth and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide notice to the Bureau. Commonwealth and the Bank shall not appoint any individual to Commonwealth’s or the Bank’s board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank or the Bureau notifies Commonwealth or the Bank of disapproval within the time limits prescribed by Subpart H of Regulation Y.

(d) Commonwealth and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with Agreement

18. (a) Within 10 days of this Agreement, Commonwealth and the Bank’s boards of directors shall appoint a joint compliance committee (the “Compliance Committee”) to monitor and coordinate Commonwealth’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Commonwealth and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Commonwealth and the Bank.

Progress Reports

19. Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof.

Approval and Implementation of Plans, Policies, Procedures, and Program

20. (a) The Bank and Commonwealth, as applicable, shall submit written plans, policies, procedures, and a program that are acceptable to the Reserve Bank and the Bureau within the applicable time periods set forth in paragraphs 3, 4, 5, 6, 8, 9(c), 10, 11, 12, 13(b), and 17(b) of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the Bureau, the Bank and Commonwealth, as applicable, shall adopt the approved plans, policies, procedures, and program. Upon adoption, the Bank and Commonwealth, as applicable, shall promptly implement the approved plans, policies, procedures, and program, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans, policies, procedures, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

21. All communications regarding this Agreement shall be sent to:

(a)	Mr. A. Linwood Gill, III
Vice President
Department of Banking Supervision and Regulation
Federal Reserve Bank of Richmond
Post Office Box 27622
Richmond, Virginia 23261-7622

(b)	Mr. John M. Crockett
Deputy Commissioner
State Corporation Commission
Bureau of Financial Regulation
Post Office Box 640
Richmond, Virginia 23218-0640

(c)	Ms. Cynthia A. Sabol,
Executive Vice President & Chief Financial Officer
Commonwealth Bankshares, Inc.
Bank of the Commonwealth
Post Office Box 1177
Norfolk, Virginia 23501-1177

Miscellaneous

22. Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in their sole discretion, grant written extensions of time to Commonwealth and the Bank to comply with any provision of this Agreement.

23. The provisions of this Agreement shall be binding upon Commonwealth, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

24. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.

25. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting Commonwealth, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

26. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 2nd day of July, 2010.

COMMONWEALTH BANKSHARES, INC.		FEDERAL RESERVE BANK OF RICHMOND

BANK OF THE COMMONWEALTH		By:	/s/ A. Linwood Gill, III
A. Linwood Gill, III
Vice President

By:	/s/ Richard J. Tavss
Richard J. Tavss Chairman

STATE CORPORATION COMMISSION BUREAU OF FINANCIAL INSTITUTIONS

		By:	/s/ John M. Crockett
John M. Crockett
Deputy Commissioner